Exhibit 10.4
SEPARATION AGREEMENT
This Separation Agreement (this “Separation Agreement”) between TriMas Corporation (the “Company”) and Joshua A. Sherbin (“you” and similar words) sets forth certain terms of your separation from the Company, including certain terms required under the Company’s Executive Severance/Change of Control Policy, effective as of March 4, 2019 (the “Severance Policy”), in order for you to receive certain separation payments and benefits, as set forth in detail below.
By signing this Separation Agreement, you and the Company agree as follows:
1.Status of Employment
You agree that you will no longer serve as Senior Vice President, General Counsel and Corporate Secretary, effective March 5, 2021, but you will remain an employee of the Company in an advisory capacity until your termination of employment with the Company effective May 11, 2021 (the “Separation Date”). You further agree that your termination of employment on the Separation Date shall be treated as set forth in Paragraph 2 of this Separation Agreement. You also agree that, as of the Separation Date, you will terminate from all other positions you hold (if any) as an officer, employee or director of the Company and the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.
2.Severance Benefits
In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 60 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release, (I) for purposes of the Severance Policy and this Separation Agreement, your separation from the Company will be deemed a termination of your employment by the Company without Cause (as defined in the Severance Policy), and (II) you will receive the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due under the Severance Policy, the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, including as amended (the “2011 Equity Plan”) or the TriMas Corporation 2017 Equity and Incentive Compensation Plan (the “2017 Equity Plan” and, together with the 2011 Equity Plan, the “Equity Plans”), and other compensation arrangements of the Company. You acknowledge and agree that certain portions of the Severance Benefits do not constitute benefits to which you would otherwise be entitled as a result of your termination of employment with the Company, that such portions of the

Severance Benefits would not be due unless you sign the Release, and that such portions of the Severance Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Separation Agreement and the Release.
3.Restrictive Covenants
By signing this Separation Agreement, you reaffirm that, subject to applicable law, you will continue to abide by the covenants set forth in Section 7 of the Severance Policy, which expressly survive the termination of your employment without Cause, and you agree that, solely with respect to you, Section 7(C) of the Severance Policy will be deemed to read as follows:
“(C)    During the Non-Compete Term, Executive shall not (i) directly or indirectly employ, hire or solicit, or receive or accept the performance of services by, any active employee of the Company or any of its subsidiaries who is employed primarily in connection with the Business, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing, or (ii) solicit for business (relating to the Business) any person who is a customer or former customer of the Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six months as of the time of such solicitation.”
Notwithstanding anything in this Separation Agreement or the Severance Policy to the contrary, nothing in this Separation Agreement or the Severance Policy prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
No Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the

Company or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives. You acknowledge and agree that you have in a timely manner received or waived all applicable notices required under the Severance Policy in connection with the termination of your employment with the Company. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments or your indemnification agreement with the Company.
4.Limitations
Nothing in this Separation Agreement or the Severance Policy shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement or the Severance Policy could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
5.Material Breach
You agree that in the event of any breach of any provision of Section 7 of the Severance Policy, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries and affiliates of the Company (the “TriMas Companies”) will also be entitled to specific performance by you. Except with respect to any clawback rights the Company may have with respect to equity or incentive awards under the Equity Plans, no amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you. You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement. Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

6.No Re-Employment
You understand that your employment with the Company terminates on the Separation Date. You agree that you will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.
7.Review of Separation Agreement
This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Separation Agreement are contingent on your (a) signing this Separation Agreement and (b) signing the Release no earlier than the Separation Date and no later than 60 calendar days following the Separation Date, and not revoking the Release.
8.Return of Property
You affirm that you have returned, or will have returned within a reasonable time after the Separation Date, to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.
9.Future Cooperation
You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.
10.Non-Disparagement
You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, the TriMas Companies, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and the TriMas Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation TriMas Corporation, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. This Paragraph does not apply to truthful testimony compelled by applicable law or legal process.
11.Tax Matters
By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement or the Severance Benefits.
12.Other Acknowledgements
You and the Company also acknowledge and agree that any outstanding awards under the Equity Plans will, subject to the approval of the Compensation Committee of the Board of Directors of the Company of this Separation Agreement, be amended by this Separation Agreement to the extent necessary or desirable to provide for the Separation Benefits.
13.Nature of Agreement
By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or TriMas Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement and the

Release contain the entire agreement between the Company, other TriMas Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Severance Policy remain in full force and effect. The Severance Benefits are in full satisfaction of any severance benefits under the Severance Policy, the Equity Plans, and of any other compensation arrangements between you and the Company or the TriMas Companies. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Michigan, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Michigan. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.
JOSHUA A. SHERBIN

/s/ Joshua A. Sherbin
Date: February 26, 2021

TRIMAS CORPORATION

/s/ Thomas A. Amato Name: Thomas A. Amato Title: President and Chief Executive Officer
Date: February 26, 2021

Exhibit A
Release

This Release is between TriMas Corporation (the “Company”) and Joshua A. Sherbin (“you” and similar words), in consideration of the benefits provided to you and to be received by you from the Company as described in the Separation Agreement between the Company and you dated as of the applicable date referenced therein (the “Separation Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.
By signing this Release, you and the Company hereby agree as follows:
1.Claims Released
You, for yourself and on behalf of anyone claiming through you including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Executive Releasors”), do hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Executive Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act.
2.Scope of Release
Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Separation Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent (i) you have any such defense or indemnification right (including under your indemnification agreement with the Company or to the extent the claims are covered by the Company’s director & officer liability insurance), and (ii) permitted by applicable law or (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.
You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or your rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
By executing this Release, you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties.

3.Knowing and Voluntary ADEA Waiver
In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by you; (d) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of at least 21 days in which to consider and execute this Release (although you may elect not to use the full consideration period at your option); (h) you may revoke this Release during the seven-day period following the date on which you sign this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company c/o Thomas A. Amato, President and Chief Executive Officer, TriMas Corporation, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304 prior to the expiration of such seven-day revocation period. If you revoke this Release within such seven-day revocation period, it shall be null and void.
4.Reaffirmation of Restrictive Covenants
You agree to and reaffirm your obligations as outlined in Section 7 of the Severance Policy as clarified by the terms of the Separation Agreement (“Restrictive Covenants”), and acknowledge that the Restrictive Covenants remain in full force and effect.
5.Entire Agreement
This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company.
[SIGNATURE PAGE FOLLOWS]

I agree to the terms and conditions set forth in this Release.

JOSHUA A. SHERBIN

____________________________

Date: _______________________

Exhibit B
Severance and Other Benefits1

1.Severance benefits under the Severance Policy,2 as modified as provided for under the Separation Agreement, which severance benefits will consist of the following (including as further described in, and qualified as applicable by reference to, the Severance Policy):
•Payment of an amount equal to the product of (a) one, multiplied by (b) the sum of (i) $400,400 (the value of your annual base salary (as in effect on the Separation Date)) plus (ii) $260,260 (the value of your target short-term cash incentive award for the 2021 calendar year). This amount will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the Separation Date and ending on the last payroll date of the Company in the last month of the 12-month period following the Separation Date, provided that the first such payment shall include all amounts that would have been paid to you in accordance with the Company’s payroll practices if such payments had begun on the Separation Date;
•Payment of (a) all accrued but unpaid base salary through the Separation Date and (b) the applicable value for 25 days of earned but unused vacation. These amounts will be payable by the next payroll date following the Separation Date;
•In lieu of your continued participation in a pro-rated short-term cash incentive award for the 2021 calendar year, a one-time cash payment equal in value to $260,260. This amount will be payable by the next payroll date following the Separation Date;
•If you timely elect to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to the Company’s COBRA policies, the Company will reimburse you for the employer’s portion of premiums for continued group health coverage under COBRA until the earliest of (a) the termination of your COBRA period, (b) 12 months after the Separation Date, or (c) the date you become eligible to receive any medical benefits under any plan or program of any other employer. In the event that your COBRA period expires, the Company will pay you a monthly amount equal to the monthly contribution that the Company would have paid for your coverage under the applicable group health plan of the Company if you had continued as an employee of the Company until the earlier of (x) 12 months after the Separation Date or (y) the date on which you become eligible to receive any medical benefits under any plan or program of any other employer;
_____________________
1 Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.
2 All benefits will remain subject to Section 8(B) of the Severance Policy.

•A one-time cash payment equal in value to $25,000 reflecting your 2021 flexible cash allowance, less any of such amount that has already been paid by the Company by the Separation Date. This amount will be payable by the next payroll date following the Separation Date; and
•In lieu of executive-level outplacement services through a provider of the Company’s choice (which benefit you have waived), a one-time cash payment equal in value to $25,000. This amount will be payable by the next payroll date following the Separation Date.
2.In lieu of the treatment described in the Severance Policy, treatment of outstanding equity awards as follows, subject in all cases to the terms and provisions of the Equity Plans and the other terms of the applicable award agreements:
•9,979 unvested service-based restricted stock units (“RSUs”) that are outstanding under the Equity Plans shall accelerate and vest as of the Separation Date – these RSUs consist of the remaining 2,695 RSUs from the award granted to you in May 2019 and the remaining 7,284 RSUs from the award granted to you in March 2020. These RSUs will be settled in shares on November 18, 2021;
•19,011 unearned target performance share units (“PSUs”) that are outstanding under the Equity Plans shall accelerate and vest at the target level as of the Separation Date – these PSUs consist of 8,085 target PSUs from the award granted to you in May 2019 (the “2019 PSUs”) and 10,926 target PSUs from the award granted to you in March 2020 (the “2020 PSUs”) (and you will have no ability to earn any additional PSUs under these awards). The 2019 PSUs will be settled in shares on May 1, 2022, but the 2020 PSUs will be settled in shares on May 12, 2021; and
•For purposes of clarification, your target 9,225 PSUs granted to you in May 2018 will be deemed earned with respect to 11,637 shares (126.15% achievement) as of May 1, 2021, provided that such PSUs will be settled at the time when such awards are to be settled under the terms of the Equity Plans and applicable award agreements for such PSUs.
3.Accrued vested benefits under any other benefit plans, programs or arrangements of the Company (including any vested benefits under the Company’s qualified and nonqualified retirement plans), subject to the terms of such plans, programs or arrangements.